Exhibit 10.9

SECOND AMENDMENT TO REVENUE SHARING
AND NOTE PURCHASE AGREEMENT AND OMNIBUS AMENDMENT TO DOCUMENTS

SECOND AMENDMENT TO REVENUE SHARING AND NOTE PURCHASE AGREEMENT AND OMNIBUS AMENDMENT TO DOCUMENTS (this “Amendment”) dated as of January __, 2022, among ANDREA ELECTRONICS COMPANY, a New York corporation (the “Company”), AND34 Funding LLC as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and each of the purchasers and each other Person holding Notes (collectively, the “Purchasers” and each, a “Purchaser”) issued in connection with that certain Revenue Sharing and Note Purchase Agreement dated as of February 14, 2014 (the “Original Agreement Date”) as amended and restated by (i) the First Amendment and Restatement dated December 24, 2014 (the “Amended and Restated Revenue Sharing and Note Purchase Agreement”), (ii) that certain Rider to the Amended and Restated Revenue Sharing and Note Purchase Agreement, originally dated as of August 10, 2016 (the “Rider”), (a) that certain First Amendment to the Rider to Amended and Restated Revenue Sharing and Note Purchase Agreement dated October 24, 2017, (b) that certain Amendment to the Rider to the Amended and Restated Revenue Sharing and Note Purchase Agreement dated May 10, 2019, (c) that certain Third Amendment to the Rider to the Amended and Restated Revenue Sharing and Note Purchase Agreement dated September 21, 2021, and (d) as the same may be further amended, supplemented or otherwise modified and in effect from time to time prior to the date of this Amendment, the “Existing Agreement” as further amended by this Amendment, the “Amended Agreement”.

WHEREAS, the since the Original Agreement Date, notwithstanding the Existing Agreement providing for twelve (12) month BBA LIBOR, the parties have recorded, paid, accrued and documented the accrual of interest based on three (3) month ICE LIBOR and the parties have agreed to update the LIBOR provisions to provide for the orderly replacement of LIBOR in the Documents and to memorialize their historical and proposed future course of dealing regarding the use of three (3) month LIBOR in lieu of twelve (12) month BBA LIBOR.

WHEREAS, the Purchasers are willing to so amend the Existing Agreement and the other Documents on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Existing Agreement, terms defined in the Amended Agreement are used herein as defined therein.

Section 2. Amendments to the Existing Agreement. The Existing Agreement shall be amended as follows:

2.1 Section 2.2.2 of the Existing Agreement and Section C.2 of the Rider part of the Existing Agreement are hereby amended and restated in their entirety as follows:

2.2.2 Interest on the Notes. Subject to Section 2.7, the unpaid principal amount of the Notes (including any PIK Interest) shall bear interest at a rate equal to LIBOR plus 2% per annum; provided that upon and during the continuance of an Event of Default under Section 7.1.1, the interest rate shall increase by an additional 2% per annum. Interest on the Notes shall be paid on the last Business Day of each calendar quarter (the “Interest Payment Date”), starting with the calendar quarter ending March 31, 2014. Such interest may be paid in cash at the option of the Company (and shall be paid in cash to the extent of any unapplied Monetization Revenues) and otherwise shall be paid by increasing the principal amount of the Notes by the amount of such interest, effective as of the applicable Interest Payment Date (“PIK Interest”).

C.2. Interest on Additional Notes. Subject to Section 2.7, the unpaid principal amount of the Additional Notes (including any PIK Interest) shall bear interest at a rate equal to LIBOR plus 2% per annum; provided that upon and during the continuance of an Event of Default under Section 7.1.1, the interest rate shall increase by an additional 2% per annum. Interest on the Additional Notes shall be paid on the last Business Day of each calendar quarter (the “Interest Payment Date”), starting with the calendar quarter ending following the issuance thereof. Such interest may be paid in cash at the option of the Company (and shall be paid in cash to the extent of any unapplied Monetization Revenues) and otherwise shall be paid by increasing the principal amount of the Additional Notes by the amount of such interest, effective as of the applicable Interest Payment Date (“PIK Interest”).

2.2 The below shall be added to the Existing Agreement as a new Section 2.7:

2.7 Changed Circumstances.

2.7.1 Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

2.7.2 Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchasers without any amendment to, or further action or consent of any other party to, this Agreement or any other Document so long as the Collateral Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Majority Purchasers.

2.7.3 Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Collateral Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

2.7.4 Notices; Standards for Decisions and Determinations. The Collateral Agent will promptly notify the Company and the Purchasers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Collateral Agent or, if applicable, any Note Purchaser (or group of Note Purchaser) pursuant to this Section 2.7.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.7.4.

2.7.5 Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Collateral Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Collateral Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.3 The below shall be added to the Existing Agreement as a new Section 2.8:

2.8 Interest Rate Administration. The Collateral Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.7, will be similar to, or produce the same value or economic equivalence of, LIBOR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Collateral Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Collateral Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Note Purchaser or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.4 The following terms are hereby added to Appendix I to the Existing Agreement in the appropriate alphabetical order as new defined terms:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.7, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1) For purposes of clause (1) of this definition, the first alternative set forth below that can be determined by the Collateral Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this definition; and

(2) For purposes of clause (2) of this definition, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Collateral Agent and the Company as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Collateral Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Collateral Agent in a manner substantially consistent with market practice (or, if the Collateral Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Collateral Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Collateral Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Collateral Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Collateral Agent decides that any such convention is not administratively feasible for the Collateral Agent, then the Collateral Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Purchasers, so long as the Collateral Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Purchasers, written notice of objection to such Early Opt-in Election from the Purchasers comprising the Majority Purchasers.

“Early Opt-in Election” means the occurrence of:

(1) notification by the Collateral Agent to (or the request by the Company to the Collateral Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Collateral Agent and the Company to trigger a fallback from USD LIBOR and the provision by the Collateral Agent of written notice of such election to the Purchasers.

“Floor” means one percent (1%) (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Second Amendment” means the Second Amendment to Revenue Sharing and Note Purchase Agreement and Omnibus Amendment to Documents, dated as of December 24, 2014, among the Company, the Collateral Agent and the Purchasers.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

2.5 The following term currently included in Appendix I to the Existing Agreement is hereby amended and restated in its entirety as follows:

“LIBOR” means, subject in all respects to Section 2.7, with respect to any Note for any three month period, the greater of (a) the rate appearing on the Reuters page for three month LIBOR (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such three month period, as the rate for dollar deposits with a maturity comparable to such three month period; provided that (i) if such rate is not available at such time for any reason, then “LIBOR” with respect to such Note for such three month period shall be the Interpolated Rate, and (ii) if the Interpolated Rate is not available, then “LIBOR” with respect to such Note for such three month period shall be the offered quotation rate to first class banks in the London interbank market by the Person that is the Purchaser (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Note, in its capacity as a Purchaser (or, if it is not a Purchaser of such Note, in such amount determined by the Collateral Agent) for which LIBOR is then being determined with maturities comparable to such three month period at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such three month period and (b) the Floor.

Section 3. Representations and Warranties of the Company. The Company represents and warrants to the Purchasers that as of the date hereof:

3.1 each of the representations and warranties set forth in the Amended Agreement and in the other Documents are true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of such earlier date; and

3.2 both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, no Default shall have occurred and be continuing, or would result therefrom.

Section 4. Conditions Precedent. The amendments to the Existing Agreement set forth in Section 2 above shall become retroactively effective as of February 14, 2014, as of the date upon which each of the following conditions precedent shall be satisfied or waived:

4.1 Execution. Each Purchaser shall have received counterparts of this Amendment executed by the Company, the Collateral Agent and each of the other Purchasers.

4.2 Costs and Expenses. The Company shall have paid all reasonable and documented out-of-pocket costs and expenses of the Purchasers in connection with this Amendment payable pursuant to Section 9.1 of the Amended Agreement.

Section 5. Reaffirmation of Obligations. The Company hereby (i) confirms its Obligations under each Document, in each case as amended, restated, supplemented or modified after giving effect to this Amendment, (ii) confirms that its Obligations as amended, restated, supplemented or modified hereby under the Existing Agreement and the other Documents are entitled to the benefits of the security grants, as applicable, set forth in the Documents, in each case, as amended, restated, supplemented or modified after giving effect to this Amendment (including as such security grants have been amended, restated, supplemented or modified by this Amendment), (iii) confirms that its Obligations under the Existing Agreement and the other Documents after giving effect to this Amendment constitute Obligations and (iv) agrees that the Existing Agreement and the other Documents as amended, restated, modified or supplemented hereby is the Amended Agreement (or as the context may require, the applicable Documents) under and for all purposes of the Existing Agreement and the other Documents. Each party, by its execution of this Amendment, hereby confirms that (i) the Obligations shall remain in full force and effect (except as such Obligations have been expressly supplemented, amended, restated or modified hereby), and such Obligations shall continue to be entitled to the benefits of the grant set forth in the Collateral Documents, as amended, restated, supplemented or modified hereby and (ii) the payment of fees and expenses of counsel to the Purchasers pursuant to invoices approved by the Purchasers and the Company prior to the date hereof constitute “Monetization Expenses” within the meaning of the Amended Agreement.

Section 6. Release. In consideration of the foregoing amendments, the Company, and, to the extent the same is claimed by right of, through or under the Company, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged each of the Secured Parties, and their respective Affiliates, and any of the respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any Secured Party or any of its Affiliates would be liable if such persons or entities were found to be liable to the Company (collectively hereinafter the “Indemnified Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Indemnified Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Amendment or the Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

Section 7. Miscellaneous. Except as herein provided, the Existing Agreement shall remain unchanged and in full force and effect. This Amendment is a Document for all purposes of the Amended Agreement. This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page. Section headings used in this Amendment are for reference only and shall not affect the construction of this Amendment.

Section 8. Governing Law. This Amendment, and any issue, claim or proceeding arising out of or relating to this Amendment or the conduct of the parties hereto, whether now existing or hereafter arising and whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of New York.

Section 9. Omnibus Amendments to all Documents. References in the Existing Agreement (including references to the Existing Agreement as amended hereby) and the other Documents to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and each reference to the Existing Agreement in the other Documents (and indirect references such as “thereunder”, “thereby”, “therein”, and “thereof”) shall be deemed to be references to the Existing Agreement and the other Documents as amended hereby. Except as specifically amended or waived below, the Existing Agreement and the other Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Collateral Agent or any Purchaser under the Existing Agreement or any Document, nor constitute a waiver or novation of any provision of the Existing Agreement or any Document, except as specifically set forth herein.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

ANDREA ELECTRONICS CORPORATION,
as the Company

By: /s/ Corisa L. Guiffre
Name: Corisa L. Guiffre
Title: Vice President and CFO

AND34 FUNDING LLC,
as a Revenue Participant

By: /s/ Radhika Hulyalkar
Name: Radhika Hulyalkar
Title: Deputy Chief Financial Officer

AND34 FUNDING LLC,
as a Noteholder

By: /s/ Radhika Hulyalkar
Name: Radhika Hulyalkar
Title: Deputy Chief Financial Officer

AND34 FUNDING LLC,
as Collateral Agent

By: /s/ Radhika Hulyalkar
Name: Radhika Hulyalkar
Title: Deputy Chief Financial Officer